Exhibit 3.11

ARTICLES OF INCORPORATION

OF

HAROLD KEENE COAL CO., INC.

1. The name of the corporation is HAROLD KEENE COAL CO., INC.

2. The purposes for which the corporation is organized shall be the transaction of any or all lawful business not required to be specifically stated in these Articles of Incorporation for which corporations may be incorporated under Chapter 1 of Title 13.1 of the Code of Virginia of 1950, as amended.

3. The corporation shall have the authority to issue THIRTY THOUSAND (30,000) shares of Common Stock of the par value of ONE DOLLAR ($1.00) per share.

4. The initial registered office shall be located at Rt. 80, Honaker, Russell County, Virginia and the address shall be P.O. Box 1320, Honaker, Virginia. The name of its initial registered agent is Lynn Keene, who is a resident of Virginia and a Director of the Corporation and whose business address is the same as the address of the initial registered office of the Corporation.

5. The number of directors constituting the initial Board of Directors shall be three. They are:

Lynn Keene
P.O. Box 1320
Honaker, Virginia

Harold C. Keene
P.O. Box 1320
Honaker, Virginia

Arbutus Keene
Lebanon, Virginia

Given under my hand this the 28th day of March, 1984.

/s/ Lynn Keene